                                                                    EXHIBIT 10.2




                        EXPENSE AND INDEMNITY AGREEMENT

         This Expense and Indemnity Agreement (this "Agreement") is entered into as of o, 2003, by and between Principal Life Insurance Company, an Iowa life insurance company ("Principal Life"), and Citibank, N.A., as indenture trustee, registrar, transfer agent, paying agent and calculation agent ("Citibank").

         WHEREAS, in consideration of Citibank providing services to each Trust created in connection with the Program and pursuant to the Program Documents under which Citibank will have certain duties and obligations, Principal Life hereby agrees to the following compensation arrangements and terms of indemnity.

         NOW, THEREFORE, in consideration of the agreements and obligations set forth herein and for other good and valuable consideration, the sufficiency of which is hereby acknowledged, each party hereby agrees as follows:

                                    ARTICLE I
                                   DEFINITIONS


         Section 1.01. Definitions. All capitalized terms not otherwise defined herein will have the meanings set forth in the form of Standard Indenture Terms attached as Exhibit 4.1 to Form S-3 Registration Statement Nos. 333-110499 and 333-110499-01 filed with the Securities and Exchange Commission by Principal Life and Principal Financial Group, Inc. on November 14, 2003, as may be amended. The following terms, as used herein, have the following meanings:


         "Excluded Amounts" means (i) any obligation of any Trust to make any payment to any Holder in accordance with the terms of the applicable Indenture or such Trust's Notes, (ii) any obligation or expense of any Trust to the extent that such obligation or expense has actually been paid utilizing funds available to such Trust from payments under the applicable Funding Agreement or the Guarantee, (iii) any cost, loss, damage, claim, action, suit, expense, disbursement, tax, penalty or liability of any kind or nature whatsoever resulting from or relating to any insurance regulatory or other governmental authority asserting that: (a) any Trust's Notes are, or are deemed to be, (1) participations in the applicable Funding Agreement or (2) contracts of insurance, or (b) the offer, purchase, sale and/or transfer of any Trust's Notes and/or the pledge and collateral assignment of the applicable Funding Agreement by any Trust to Citibank on behalf of the Holders of such Trust's Notes (1) constitutes the conduct of the business of insurance or reinsurance in any jurisdiction or (2) requires such Trust or any Holder of such Trust's Notes to be licensed as an insurer, insurance agent or broker in any jurisdiction, (iv) any cost, loss, damage, claim, action, suit, expense, disbursement, tax, penalty or liability of any kind or nature whatsoever imposed on Citibank that results from the bad faith, willful misconduct or negligence of Citibank, (v) any costs and expenses attributable solely to Citibank's administrative overhead unrelated to the Program, (vi) any tax imposed on fees paid to Citibank, (vii) any withholding taxes imposed on or with respect of payments made under the applicable Funding Agreement, the applicable Indenture or a Trust's Note and
(viii) any Additional Amounts paid to any Holder.

         "Fees" means the fees agreed to between Principal Life and Citibank as set forth in the fee schedule attached as Exhibit A to this Agreement.

         "Obligation" means any and all (i) costs and expenses reasonably incurred (including the reasonable fees and expenses of counsel), relating to the offering, sale and issuance of the Notes by each Trust under the Program and
(ii) costs, expenses and taxes of each Trust; provided, however, that Obligations do not include Excluded Amounts.

                                   ARTICLE II
                                SERVICES AND FEES

         Section 2.01 Fees. Principal Life hereby agrees to pay Citibank its Fees. Such Fees may be subject to amendment upon the written agreement of Principal Life and Citibank in the event of a substantive change in the nature of Citibank's duties under the Program, as agreed to by Citibank and Principal Life.

         Section 2.02 Payment of Obligations. (a) In the event that Citibank delivers written notice and evidence, reasonably satisfactory to Principal Life, of any Obligation of Citibank, Principal Life shall, upon receipt of such notice, promptly pay such Obligation. Notice of any Obligation (including any invoices) should be sent to Principal Life at its address set forth in Section 4.04, or at such other address as such party shall hereafter furnish in writing.

         (b) At the written request and expense of Principal Life, Citibank will
(i) from time to time execute all such instruments and other agreements and take all such other actions as may be reasonably necessary or desirable, or that Principal Life may otherwise reasonably request in writing, to protect any interest of Principal Life with respect to any Obligation or to enable Principal Life to exercise or enforce any right, interest or remedy it may have with respect to any such Obligation, and (ii) release to Principal Life any amount received from Principal Life relating to any Obligation or any portion of any Obligation, promptly after any such amount relating to such Obligation, or any portion of any such Obligation, is otherwise received by Citibank from a party other than Principal Life.

         (c) Principal Life and Citibank hereby agree that all payments due under this Agreement in respect of any Obligation shall be effected, and any responsibility of Principal Life to pay such Obligation pursuant to this Agreement shall be discharged, by the payment by Principal Life to the account of the person to whom such Obligation is owed.

                                   ARTICLE III
                                 INDEMNIFICATION

         Section 3.01 Subject to the remaining sections of this Article III, Principal Life covenants to fully indemnify and defend Citibank or any predecessor Indenture Trustee and their executive officers, directors and agents (each, an "Indemnified Person") for, and to hold it harmless against, any and all loss, liability, claim, damage or reasonable expense (including the reasonable compensation, expenses and disbursements of its counsel) arising out of the acceptance by Citibank, in its capacity as Indenture Trustee or as an Agent, of administration of the applicable Indenture or any Trust and/or the performance of its duties and/or the exercise of its respective rights under the applicable Indenture, including the costs and expenses of defending itself against or investigating any claim of liability in the premises, except to the extent such loss, liability, claim, damage or expense arises out of or is related to the bad faith, willful misconduct or negligence of Citibank. Notwithstanding anything to the contrary, Principal Life shall have no obligation to indemnify or defend Citibank for any loss, liability, claim, damage or expense relating to (i) any costs and expenses attributable solely to Citibank's administrative overhead unrelated to the Program or (ii) any tax imposed on the Fees paid to Citibank.

         Section 3.02 Except as otherwise set forth in Section 6.07 of the Indenture, an Indemnified Person shall give prompt written notice to Principal Life of any action, suit or proceeding commenced or threatened against the Indemnified Person. Failure by an Indemnified Person to so notify Principal Life shall not relieve Principal Life of its obligations hereunder. In case any such action, suit or proceeding shall be brought involving an Indemnified Person, Principal Life may, in its sole discretion, elect to assume the defense of the Indemnified Person, and if it so elects, Principal Life shall, in consultation with such Indemnified Person, select counsel, reasonably acceptable to the Indemnified Person, to represent the Indemnified Person and pay the reasonable fees and expenses of such counsel. In any such action, investigation or proceeding, the Indemnified Person shall have the right to retain its own counsel but Principal Life shall not be obligated to pay the fees and disbursements of such counsel unless (i) Principal Life and the Indemnified Person shall have mutually agreed in writing to the retention of such counsel,
(ii) the named parties to any such action, investigation or proceeding (including any impleaded parties) include both Principal Life and the Indemnified Person and the Indemnified Person shall have reasonably and in good faith concluded that representation of both parties by the same counsel would be inappropriate due to actual or potential differing interests between them, or
(iii) Principal Life fails, within ten (10) days prior to the date the first response or appearance is required to be made in any such proceeding, to assume the defense of such proceeding with counsel reasonably satisfactory to the Indemnified Person. It is understood that Principal Life shall not, in connection with any proceeding or related proceeding in the same jurisdiction, be liable for the fees and expenses of more than one separate firm (in addition to any local counsel) for all Indemnified Persons.

         Section 3.03 Solely to the extent, if any, that the indemnification provided for herein is finally determined by a court of competent jurisdiction to be invalid or unenforceable, in whole or in part, in accordance with its terms, then Principal Life shall contribute to the amount paid or payable by an Indemnified Person as a result of such invalidity or unenforceability in such proportion as is appropriate to reflect the relative benefits received by Principal Life, on one hand, and Citibank on the other hand, from the transactions contemplated by the Program Documents. For this purpose, the benefits received by Principal Life shall be the aggregate value of the relevant Collateral, and the benefits received by Citibank shall be the Fees it has been paid up to that point, less costs and unreimbursed expenses incurred by it, as Indenture Trustee, in relation to such Collateral. If, however, the allocation provided by the immediately preceding two sentences is not permitted by applicable law, then Principal Life shall contribute to such amount paid or payable by the Indemnified Person in such proportion as is appropriate to reflect not only such relative benefits but also the relative fault of Principal Life, on the one hand, and Citibank (but solely to the extent such fault results from or is attributable to Citibank's bad faith, willful misconduct or negligence) on the other hand, in connection with the actions or omissions which resulted in such liability.

         Section 3.04 Principal Life shall be subrogated to any right of the Indemnified Person in respect of the matter as to which and to the extent that any indemnity was paid hereunder.

         Section 3.05 The Indemnified Person may not settle any action, investigation or proceeding without the consent of Principal Life, not to be unreasonably withheld.

         Section 3.06 Notwithstanding any provision contained herein to the contrary, the obligations of Principal Life under this Article III to any Indemnified Person shall survive the termination of this Agreement pursuant to
Section 4.03.

                                   ARTICLE IV
                                  MISCELLANEOUS

         Section 4.01 No waiver, modification or amendment of this Agreement shall be valid unless executed in writing by the parties hereto.

         Section 4.02 This Agreement shall be governed by and construed in accordance with the laws of the State of New York, without regard to conflicts of laws principles.

         Section 4.03 This Agreement shall terminate and be of no further force and effect upon the date on which (i) there is no Obligation due and payable under this Agreement and (ii) each Program Document has terminated; provided, however, that this Agreement shall continue to be effective or shall be reinstated, as the case may be, if at any time Citibank must restore payment of any sums paid under any Obligation or under this Agreement for any reason whatsoever. This Agreement is continuing, irrevocable, unconditional and absolute.

         Section 4.04 All notices, demands, instructions and other communications required or permitted to be given to or made upon either party hereto shall be in writing (including by facsimile transmission) and shall be hand delivered or sent by guaranteed overnight delivery or by facsimile transmission (to be followed by hand or guaranteed overnight delivery) and shall be deemed to be given for purposes of this Agreement on the day that such writing is received by the intended recipient thereof in accordance with the provisions of this Section. Unless otherwise specified in a notice sent or delivered in accordance with the foregoing provisions of this Section, notices, demands, instructions and other communications in writing shall be given to or made upon the respective parties thereto at their respective addresses (or their respective facsimile numbers) indicated below:

         To Citibank:

         Citibank, N.A.
         Citibank Agency and Trust
         111 Wall Street, 14th Floor, Zone 3
         New York, NY 10005
         Attention: Nancy Forte
         Telephone: (212) 657-7403

         Facsimile: (212) 657-3862


         To Principal Life:

         Principal Life Insurance Company
         711 High Street
         Des Moines, IA 50392
         Attention:
         Telephone:
         Facsimile:


         Section 4.05 Citibank shall (i) provide to Principal Life, as an exhibit to each Trust's Annual Reports on Form 10-K (each a "10-K") filed on behalf of each such Trust by Principal Life under the Securities Exchange Act of 1934, as amended, a compliance certificate (the "Compliance Certificate" ) substantially in the form attached to this Agreement as Exhibit B and (ii) at Principal Life's expense, cause a firm of independent public accountants selected by Principal Life that is a member of the American Institute of Certified Public Accountants to furnish to the management of Principal Life and to the Trustee a report (the "Auditor's Report") substantially in the form attached to this Agreement as Exhibit C. Principal Life shall cause the Compliance Certificate and the Auditor's Report to be filed as exhibits to each Trust's 10-K(s).


             [The remainder of this page left intentionally blank.]

         IN WITNESS WHEREOF, the parties have executed this Expense and Indemnity Agreement by their duly authorized officers as of the date hereof.



                                         PRINCIPAL LIFE INSURANCE COMPANY



                                         By: ________________________
                                         Name:
                                         Title:



                                         CITIBANK, N.A.



                                         By: ________________________
                                         Name:
                                         Title:

                                                                       EXHIBIT A

                                      FEES

Citibank shall be entitled to receive the following fees at the times set forth below:

[To come.]

                                                                       EXHIBIT B



                         ANNUAL STATEMENT OF COMPLIANCE

         I [identify the certifying individual], a duly elected and acting officer of Citibank, N.A. ("Indenture Trustee"), do hereby certify on behalf of the Indenture Trustee, that:

         1. I have reviewed and examined the performance by the Indenture Trustee of the application of trust money collected by the Indenture Trustee pursuant to Section 5.02 and, if applicable, Section 6.06 of the Indenture pursuant to which the Trust's notes (the "Notes") were issued during the fiscal year ending December 31, 200o (the "Relevant Year"); and

         2. Based upon my review and examination described in 1 above, and except as provided in the Independent Auditor's Report on Applying Agreed Upon Procedures, dated o, 200o, prepared by the Trust's independent public accountants in accordance with Section 4.05 of the Expense and Indemnity Agreement, to the best of my knowledge, the application of trust money collected by the Indenture Trustee pursuant to Section 5.02 and, if applicable, Section
6.06 of the Indenture was performed in accordance with the terms of the Indenture throughout the Relevant Year.

CITIBANK, N.A., as Indenture Trustee


By:      _________________________
         Name:
         Title:

Date:    _________________________

                                                                       EXHIBIT C


Report of Independent Accountants
On Applying Agreed-Upon Procedures


         To the Management of Principal Life Insurance Company ("Principal Life"), Principal Financial Group, Inc. ("PFG") and U.S. Bank Trust National Association, as trustee (the "Trustee") of Principal Life Income Fundings Trust [o] (the "Trust"):

         We have performed the procedures enumerated below, which were agreed to by the Management of Principal Life, the Management of PFG and the Trustee, solely to assist you in evaluating the proper and prompt payments of amounts by Citibank, N.A., as indenture trustee (the "Indenture Trustee"), of amounts payable under Principal Life's secured notes program (the "Program") for the [year] [period] ended December 31, 2000. Principal Life's management is responsible for the proper and prompt payments of amounts due under the funding agreement (the "Funding Agreement") and PFG's management is responsible for the proper and prompt payments of amounts due under the guarantee (the "Guarantee"), each of which support the payment of amounts due on the secured notes (the "Notes") issued by the Trust. This agreed-upon procedures engagement was conducted in accordance with attestation standards established by the American Institute of Certified Public Accountants. The sufficiency of these procedures is solely the responsibility of those parties specified in this report. Consequently, we make no representation regarding the sufficiency of the procedures described below either for the purpose of which this report has been requested or for any other purpose.

         The procedures and the associated findings are as follows:


         1. We requested and obtained a copy of the Indenture Trustee's [History of Transactions List] which details the payments received from Principal Life or PFG, as the case may be, on the Funding Agreement and Guarantee, as applicable, that secured the Notes, for the [year] [period] ended December 31, 2000. We compared each item on this [History of Transactions List] to the [Disbursement Records] of Principal Life or PFG, as the case may be, for the same period and found them to be in agreement [except for the following exceptions].






         2. We requested and obtained from the Indenture Trustee a copy of the [Transmission by Database Report] for the [year] [period] ended December 31, 2000, which details the components of the bulk wire transfers to Cede & Co., the nominee of the Depository Trust Company, and compared the amounts due on the Notes for the same period to the bulk wire transfers as noted on the [Transmission by Database Report] and found such amounts were a component of such bulk transfers [except for the following exceptions].

         3. We requested and obtained from the Indenture Trustee a copy of the bulk wire transfer confirmation to Cede & Co. for the [year] [period] ended December 31, 2000, the nominee of the Depository Trust Company, and compared the amount wired per the confirmation to the [Transmission by Database Report] for the same period, and found them to be in agreement [except for the following exceptions].






         We were not engaged to and did not conduct an examination, the objective of which would be the expression of an opinion on funding agreement liabilities or guarantee liabilities. Accordingly, we do not express such an opinion. Had we performed additional procedures, other matters might have come to our attention that would have been reported to you.


This report is intended solely for the information and use of the management of Principal Life, the Management of PFG and the Trustee and is not intended to be and should not be used by anyone other than these specified parties.